Exhibit 11.1

200 Spectrum Center Drive, Suite 1300 Irvine, CA 92618 (714)234-5980 www.bcrgcpas.com

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Regulation A Offering Statement on Form 1-A/A of Naoris Quantum Protocol Inc. of our report dated July 6, 2026, except for the matter described in Note 1, as to which the date is August 26, 2026, relating to the financial statements of Naoris Quantum Protocol Inc. as of March 31, 2026 and for the period from February 3, 2026 (date of inception) through March 31, 2026, as restated, which report is included in the Offering Statement.

/s/ BCRG Group

BCRG Group (PCAOB ID 7158)

Irvine, CA

August 26, 2026